STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:30 PM 12/26/1995 950308174 - 2575843

Exhibit 3.174

CERTIFICATE OF LIMITED PARTNERSHIP

OF

RURAL/METRO OF TENNESSEE, L.P.

THIS CERTIFICATE OF LIMITED PARTNERSHIP dated December 26, 1995, is being duly executed and filed by R/M of Tennessee G.P., Inc., a Delaware corporation, as general partner, to form and limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C.§ 17-101, et seq.).

1.	Name. The name of the limited partnership formed hereby in Rural/Metro of Tennessee, L.P.

2.	Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.	Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4.	General Partner. The name of the business address of the sole general partner of the Partnership is R/M of Tennessee G.P., Inc., 8401 East Indian School Road, Scottsdale, Arizona 85251.

R/M of Tennessee G.P., Inc., a Delaware corporation

By:	/s/ James H. Bolin
Name:	James H. Bolin
Its:	President